Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

April 24, 2018

For Immediate Release

Vicor Corporation Reports Results for the First Quarter Ended March 31, 2018

Andover, MA, April 24, 2018 (GLOBE NEWSWIRE) -- Vicor Corporation (NASDAQ: VICR) today reported financial results for the first quarter ended March 31, 2018. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are presented below.

Revenues for the first quarter ended March 31, 2018 increased to $65,269,000, compared to $54,462,000 for the corresponding period a year ago, and increased from $58,771,000 for the fourth quarter of 2017. First quarter bookings increased to $81,907,000 from $57,891,000 for the corresponding period a year ago, and increased from $71,343,000 for the fourth quarter of 2017.

Gross margin increased to $30,211,000 for the first quarter of 2018, compared to $23,652,000 for the corresponding period a year ago, and increased from $26,931,000 for the fourth quarter of 2017. Gross margin, as a percentage of revenue, increased to 46.3% for the first quarter of 2018, compared to 43.4% for the corresponding period a year ago, and increased from 45.8% for the fourth quarter of 2017.

Net income for the first quarter was $3,943,000, or $0.10 per diluted share, compared to a net loss of $(974,000), or $(0.02) per share, for the corresponding period a year ago and net income of $1,611,000, or $0.04 per diluted share, for the fourth quarter of 2017.

Cash used for operating activities totaled $812,000 for the first quarter of 2018, compared to cash used for operating activities of $1,347,000 for the corresponding period a year ago and cash used for operating activities of $3,752,000 for the preceding fourth quarter of 2017. Cash and cash equivalents sequentially decreased by $1,552,000 to approximately $42,678,000 at the end of the first quarter of 2018 from $44,230,000 at the end of the fourth quarter of 2017.

Total backlog at the end of the first quarter of 2018 was $89,975,000, compared to $73,054,000 at the end of 2017.

Commenting on recent developments, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, “The transition of XPUs (CPUs, GPUs and ASICs) to 48V is accelerating with the recent introduction of GPUs whose high performance is enabled by Power-on-Package (“PoP”) Modular Current Multipliers (“MCMs”). We believe data center and automotive applications of accelerated computing platforms will bring about broader conversion from 12V legacy infrastructure to 48V to efficiently power AI processors that draw more than 1000 Amperes at less than 1V while demanding greater I/O connectivity. This emerging trend is being reflected in our bookings and revenue growth.”

Dr. Vinciarelli continued, “With $90 million in backlog as of the end of Q1, Q2 revenues may increase nearly 10% sequentially. With rising volumes and economies of scale, gross margins are also expected to increase.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, April 24, 2018 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-419-5570 at approximately 4:50 p.m. and use the Passcode 77979059. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through May 9, 2018. The replay dial-in number is 888-286-8010 and the Passcode is 74685691. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2017, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James A. Simms, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)
	MAR 31, 2018	MAR 31, 2017
Net revenues (1)	$65,269	$54,462
Cost of revenues (1)	35,058	30,810

Gross margin	30,211	23,652
Operating expenses:
Selling, general and administrative	15,399	14,023
Research and development	11,126	11,007

Total operating expenses	26,525	25,030

Income (loss) from operations	3,686	(1,378)
Other income (expense), net	430	325

Income (loss) before income taxes	4,116	(1,053)
Less: Provision (benefit) for income taxes	134	(99)

Consolidated net income (loss)	3,982	(954)
Less: Net income attributable to noncontrolling interest	39	20

Net income (loss) attributable to Vicor Corporation	$3,943	($974)

Net income (loss) per share attributable to Vicor Corporation:
Basic	$0.10	($0.02)
Diluted	$0.10	($0.02)
Shares outstanding:
Basic	39,479	39,070
Diluted	40,167	39,070

(1)-	The Company adopted ASC 606, Revenue from Contracts with Customers, as of January 1, 2018 and therefore net revenues and cost of revenues for the three months ended March 31, 2017 are not stated under the same method. Net revenues and cost of revenues are higher by $804,000 and $584,000, respectively, for the three months ended March 31, 2018 than they would have been under the previous method.

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	MAR 31, 2018 (Unaudited)	DEC 31, 2017 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,678	$44,230
Accounts receivable, net	41,634	34,487
Inventories, net	38,959	36,499
Other current assets	3,733	3,616

Total current assets	127,004	118,832
Long-term deferred tax assets	213	210
Long-term investments, net	2,548	2,525
Property, plant and equipment, net	40,973	41,356
Other assets	2,892	2,801

Total assets	$173,630	$165,724

Liabilities and Equity
Current liabilities:
Accounts payable	$11,396	$9,065
Accrued compensation and benefits	9,002	9,891
Accrued expenses	2,262	2,989
Income taxes payable	298	300
Deferred revenue	2,769	5,791
Sales allowances	384	—

Total current liabilities	26,111	28,036
Long-term deferred revenue	285	303
Contingent consideration obligations	584	678
Long-term income taxes payable	200	195
Other long-term liabilities	95	93

Total liabilities	27,275	29,305
Equity:
Vicor Corporation stockholders' equity:
Capital stock	183,935	181,914
Retained earnings	101,218	93,605
Accumulated other comprehensive loss	(234)	(478)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders' equity	145,992	136,114
Noncontrolling interest	363	305

Total equity	146,355	136,419

Total liabilities and equity	$173,630	$165,724